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FORM 3 OMB APPROVAL

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OMB Number 3235-0104

Expires: September 30, 1998

Estimated Average burden

hours per response.... 0.5

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U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

Section 17(a) of the Public Utility Holding Company Act of 1935 or

Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

_______________________________________________________

1. Name and Address of Reporting Person*

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(Last) (First) (Middle)

EVANS RICHARD W.

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(Street)

c/o COATES INTERNATIONAL, LTD.

2100 HIGHWAY #34 & RIDGEWOOD ROAD

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(City) (State) (Zip)

WALL TOWNSHIP, NEW JERSEY 07719-9738

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2. Date of Event Requiring Statement (Month/Day/Year)

04/24/02

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3. IRS or Social Security Number of Reporting Person (Voluntary)

###-##-####

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4. Issuer Name and Ticker or Trading Symbol

COATES INTERNATIONAL, LTD

TICKER/TRADING SYMBOL: N/A

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5. Relationship of Reporting Person to Issuer

(Check all applicable)

[X] Director [ ] 10% Owner

[ ] Officer (give title) [ ] Other

President and CEO

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6. If Amendment, Date of Original (Month/Day/Year)

_________________________________________________________

7. Individual or Joint/Group Filing (Check applicable line)

[X] Form filed by One Reporting Person

[ ] Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Beneficially Owned

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3. Ownership Form:

2. Amount of Securities Direct (D) or 4. Nature of Indirect

1. Title of Security Beneficially Owned Indirect (I) Beneficial Ownership

(Instr. 4) (Instr. 4) (Instr. 5) (Instr. 5)

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COMMON STOCK,

$.0001 PAR VALUE

PER SHARE 165,000 D Joint tenancy with

spouse

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see

Instruction 5(b)(v).

FORM 3 (continued)

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Table II -- Derivative Securities Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security (Inst. 4)	2. Date Exer- cisable and Expiration Date (Month/Day Year	3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

Date	Expira-	Title	Amount
Exer-	tion		or
cisable	Date		Number of
Shares

4. Conver- sion or Exercise Price of Deri- vative Security	5. Owner- ship Form of Deri- vative Direct (D) or Indirect (I)	6. Nature of Indirect Beneficial Ownership (Instr. 5)

By: /s/ Richard W. Evans

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Name: Richard W. Evans April 24, 2002

Title: Director

** Intentional misstatements or omissions of facts constitute Federal

Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

EVANS - FORM 3 03-01-02